EXHIBIT 4.3
AMENDMENT TO RIGHTS AGREEMENT
1.	General Background. In accordance with Section 21 of the Rights Agreement between Fleet National Bank (the “Rights Agent”) and Kirby Corporation (“Kirby”) dated July 18, 2000 (the “Agreement”), the Rights Agent and Kirby Corporation desire to amend the Agreement to appoint EquiServe Trust Company, N.A.

2.	Effectiveness. This Amendment shall be effective as of April 30, 2002 (the “Amendment”) and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3.	Revision. The sixth sentence of Section 21 of the Agreement is hereby amended to read as follows:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or trust company organized and doing business under the laws of the United States or of the Commonwealth of Massachusetts or the States of New York or Texas (or of any other state of the United States so long as such corporation or trust company is authorized to conduct a stock transfer or corporate trust business in the Commonwealth of Massachusetts or the States of New York or Texas), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a corporation or trust company described in clause (a) of this sentence.”

4.	Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 30th day of April, 2002.

Kirby Corporation	Fleet National Bank

/s/ g. stephen holcomb	/s/ Carol Mulvey-Euri
By: G. Stephen Holcomb	By: Carol Mulvey-Euri
Title: Vice President-Investor Relations	Title: Managing Director

EquiServe Trust Company, N.A.

/s/ Carol Mulvey-Euri

By: Carol Mulvey-Euri
Title: Managing Director